EXHIBIT 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].

Letter Agreement re:
Extension and Amendment of U.S. Steel/Gateway Energy & Coke Company
Coke Sale and Feed Water Processing Agreement -

October 18, 2024
Gateway Energy & Coke Company, LLC,
c/o SunCoke Energy, Inc.
1011 Warrenville Road
Suite 600
Lisle, IL 60532
Attention: Katherine Gates, President and Chief Executive Officer
Re:    U.S. Steel/Gateway Energy & Coke Company Coke Sale and Feed Water Processing Agreement - Extension and Amendment
Dear Ms. Gates:
This letter amendment (this “Amendment”), is entered into to amend that certain Coke Sale and Feed Water Processing Agreement, dated as of February 28, 2008, by and between Gateway Energy & Coke Company, LLC, a Delaware limited liability company (“Gateway”), and United States Steel Corporation, a Delaware corporation (“U. S. Steel”) (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Coke Sale Agreement”). Any capitalized terms used in this Amendment without definition shall have the meaning ascribed to such terms in the Coke Sale Agreement.
WHEREAS, U. S. Steel and Gateway (collectively, the “Parties” and each individually, a “Party”) desire to enter into an amendment to the Coke Sale Agreement to (i) extend the term of the Coke Sale Agreement for a period of six (6) months to June 30, 2025 (the “2025 Contract Period”) with a U. S. Steel option to extend for an additional six (6) months, (ii) reduce, during the 2025 Contract Period and, if applicable, the Extended 2025 Contract Period (as defined below), and subject to the terms and conditions of this Amendment, the volume of Coke To!1nage delivered by Gateway to U. S. Steel as set forth herein (the “2025 Coke Tonnage Reduction”) such that Gateway will produce and deliver approximately 295,000 Tons of Coke to U. S. Steel during the 2025 Contract Period and, if applicable, the Extended 2025 Contract Period (such amount, as may it be increased pursuant to Section 3 of this Amendment, the “2025 Coke Tonnage”); (iii) require U. S. Steel to pay a modified Coke Price, including a turn-down fee, for all of the 2025 Coke Tonnage as further described herein; (iv) eliminate U. S. Steel's obligation to pay for all other Coke Price components during the 2025 Contract Period and, if applicable, the Extended 2025 Contract Period as further described herein; (v) reduce the Minimum Steam Supply Obligation of the Coke Sale Agreement during the 2025 Contract Period and, if applicable, the Extended 2025 Contract Period as further described herein; and (vi) require Gateway to provide certain information to U. S. Steel related to the production of the 2025 Coke Tonnage.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1.Recitals. The Parties expressly agree that the recitals to this Amendment as set forth above are incorporated herein and made an operative part of this Amendment.
2.Extension of Coke Sale Agreement. The Parties hereby agree that, unless earlier terminated in accordance with the terms and conditions thereof, the Coke Sale Agreement is extended to June 30, 2025. The Coke Sale Agreement shall expire on June 30, 2025 unless either (a) the Parties agree to extend the Coke Sale Agreement in a written amendment expressly extending the Coke Sale Agreement, signed by authorized representatives of each Party or (b) U. S. Steel provides written notice to Gateway of its intent to extend the Coke Sale Agreement for an additional period of six (6) months from July 1, 2025 to December 31, 2025 (the “Extended 2025 Contract Period”), which such notice must be provided to Gateway by April 15, 2025. In the event U. S. Steel exercises the foregoing option to extend the Coke Sale Agreement, the Coke Sale Agreement shall be extended for the 2025 Extended Contract Period upon provision of such notice and the terms and conditions of this Amendment shall apply to the Extended 2025 Contract Period.
3. 2025 Coke Production. During each of the 2025 Contract Period and, if applicable, the Extended 2025 Contract Period, and notwithstanding anything to the contrary contained in Section 6.2 of, or elsewhere in, the Coke Sale Agreement, Gateway agrees to reduce the volume of Coke delivered to the Coke Delivery Point to achieve the 2025 Coke Tonnage Reduction and to deliver to U. S. Steel the 2025 Coke Tonnage; provided that, if requested by U. S. Steel in writing provided to Gateway at least forty-eight (48) hours in advance, Gateway will use commercially reasonable efforts to increase coke oven charge weights to (a) satisfy the Mill's steam consumption needs or (b) otherwise increase the 2025 Coke Tonnage to include any additional Coke Tons as requested by U. S. Steel (each, a “U. S. Steel Requested Charge Increase Event”); provided, further, that the 2025 Coke Tonnage shall be increased by an amount equal to the additional Tons of Coke arising from each such U. S. Steel Requested Charge Increase Event. The Coke Supply and Purchase Obligation for each of the 2025 Contract Period and, if applicable, the Extended 2025 Contract Period shall be the 2025 Coke Tonnage, as it may be increased pursuant to the immediately foregoing sentence.
4. 2025 Coke Price. The total price per Ton of Coke for the 2025 Coke Tonnage shall be equal to the Coal Cost Component, plus a fixed price of $[***] per Ton of Coke, plus a turn-down fee of $[***] per Ton of Coke (the “2025 Coke Price”); provided that, (a) for Coke Tons delivered to U. S. Steel greater than 295,000 Tons of Coke during the 2025 Contract Period or, if applicable, the Extended 2025 Contract Period, as result of U. S. Steel Requested Charge Increase Events, the 2025 Coke Price shall not include the $[***] per Ton of Coke turn-down fee, and (b) for Coke Tons delivered to U.S. Steel greater than the 2025 Coke Tonnage (as increased by any U. S. Steel Requested Charge Increase Events) during the 2025 Contract Period or, if applicable, the Extended 2025 Contract Period, as a result of U. S. Steel providing prior written consent to purchase any Coke produced by Gateway in excess of the 2025 Coke Tonnage (as increased by any U. S. Steel Requested Charge Increase Events), which such consent shall be provided or withheld in U. S. Steel's sole discretion, the 2025 Coke Price shall not include the $[***] per Ton of Coke turn-down fee or the $[***] fixed price (i.e., the 2025 Coke Price [***]).

5.Elimination of Coke Price Components. Notwithstanding anything to the contrary contained in the Coke Sale Agreement, including Article II thereof, the only amount owed by U. S. Steel for the 2025 Coke Tonnage pursuant to Section 3.1 of the Coke Sale Agreement shall be the 2025 Coke Price (as defined above). For purposes of the 2025 Contract Period and, if applicable, the Extended 2025 Contract Period, the Coke Price shall be the 2025 Coke Price. All other price components and other expenses set forth in Section 3.1 of the Coke Sale Agreement, including without limitation, [***] shall not apply to the 2025 Coke Tonnage during the 2025 Contract Period and, if applicable, the Extended 2025 Contract Period. For avoidance of doubt, Sections 3.2 (Monthly Feedwater Processing Fee) and 3.3 (Pass-Through Expenses) and Section 3.4 (Taxes) of the Coke Sale Agreement shall continue without amendment. All invoicing shall take into account these amendments and any invoices shall be issued in accordance with the pricing set forth herein.
6. 2025 Minimum Steam Supply Obligation Reduction. During the 2025 Contract Period and, if applicable, the Extended 2025 Contract Period and notwithstanding Section 6.9(b) of the Coke Sale Agreement, the Minimum Steam Supply Obligation shall be defined as [***] lbs/hr of Conforming Steam at or above [***] degrees Fahrenheit on an instance (continuous) basis. In the event of a U. S. Steel Requested Charge Increase Event, the Parties will mutually determine, acting in good faith, a commensurate increase in the temperature of the Conforming Steam during the duration of the U. S. Steel Requested Charge Increase Event, provided, that if a U. S. Steel Requested Charge Increase Event results in increased tonnage equal to the amount required under the Agreement prior to the 2025 Contract Period, the temperature requirement for Conforming Steam will automatically revert to [***].
7.Information; Industry Practices. Gateway and U. S. Steel agree to work in good faith to increase transparency of the total delivered cost of coal and the coke sampling and analysis procedures. In addition to any other rights set forth in the Agreement, U.S. Steel shall have the right to visit the Plant at any time, with reasonable notice to enable appropriate safety training and escort, to inspect the Coke sample collection and laboratory analysis procedures being utilized by Gateway or its subcontractor. Gateway shall notify U.S. Steel in writing within twelve (12) hours of any disruption, error, or other issue or concern with or to any of the following operations/procedures: coal blending; change in charge weights; soak time; carbonization; changes to screening operations; scale; or blast furnace Coke sampling. Gateway will use commercially reasonable efforts to fix any issue as soon as practicable. Gateway agrees to instruct and cause the governing laboratory to not crush the Coke sample prior to Coke moisture testing.
8.Miscellaneous. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT REFER THE CONSTRUCTION OR INTERPRETATION OF THIS AMENDMENT TO THE LAWS OF ANOTHER STATE. EACH PARTY HEREBY SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS IN THE COMMONWEALTH OF PENNSYLVANIA AND TO VENUE IN PITTSBURGH, PENNSYLVANIA.

Except as expressly modified hereby, all terms and conditions of the Coke Sale Agreement (as amended to date) remain in full force and effect and are hereby ratified and confirmed in all respects. To the extent that there is any conflict between the terms of the Coke Sale Agreement (as amended to date) and this Amendment, this Amendment shall control. On and after the Amendment Effective Date: Each reference to the Coke Sale Agreement in any document created by any of the Parties hereto shall be deemed to be a reference to the Coke Sale Agreement as amended to date and as further amended by this Amendment; and the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof”, and words of similar import, as used in the Coke Sale Agreement, shall, unless the context otherwise requires, mean the Coke Sale Agreement, as amended by this Amendment.
This Amendment, together with the Coke Sale Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to such subject matter. This Amendment may not be amended or modified except by written instrument signed by all of the Parties hereto.
The Parties hereby stipulate and agree that each of them fully participated and was adequately represented by counsel in the negotiation and preparation of this Amendment and the Parties further stipulate and agree that in the event of any ambiguity or other necessity for the interpretation to be made of the context of this Amendment, this Amendment shall not be construed in favor of or against U. S. Steel or Gateway as a consequence of one Party having had a greater role in the preparation of this Amendment, but shall be construed as if the language were mutually drafted by both Parties with full assistance of counsel.
The captions and headings in this Amendment are for convenience of reference purposes only and have no legal force or effect. Such captions and headings shall not be considered a part of this Amendment for purposes of interpreting, construing or applying this Amendment and will not define, limit, extend, explain or describe the scope or extent of this Amendment or any of its terms and conditions.
This Amendment may be executed in several counterparts (including by electronic transmission), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
[Signature page follows]

If the terms and provisions of this Amendment are acceptable, please indicate your agreement thereto by signing in the space provided below.
UNITED STATES STEEL CORPORATION

By: /s/ FRANK R. KOZLEUCHAR, JR.
Name: Frank R. Kozleuchar, Jr.
Title: Senior Director – Raw Materials

ACCEPTED & AGREED

GATEWAY ENERGY & COKE COMPANY, LLC

By: /s/ MIKE HARDESTY
Name: Mike Hardesty
Title: Senior Vice President

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